Exhibit 99.1

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA REPORTS FIRST QUARTER 2007 RESULTS

- Net Sales Increase 3% Year-over-Year in a Challenging Environment -

CINCINNATI – May 1, 2007 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the first quarter 2007. First quarter net sales increased by 3 percent year-over-year to $1.2 billion, and the company reported a net loss of $3 million, or ($0.08) per diluted share, including a charge of $5 million, or ($0.12) per share, related to a decision to exit certain unprofitable farm leases in Chile. This compares to net income of $20 million, or $0.46 per diluted share, in the year-ago period.

“During the first quarter, we continued to make good progress in both our banana and salad operations,” said Fernando Aguirre, chairman and chief executive officer. “In Europe, we grew volume while maintaining our premium market position and profitability, despite last year’s onerous regulatory changes. In our North American banana business, we also grew volume, recovered cost increases, and are successfully introducing higher-margin, innovative products to differentiate the Chiquita brand. At Fresh Express, we have strengthened our No. 1 position in retail value-added salads and reinforced our food safety leadership in the face of soft consumer demand for packaged salads. While these primary segments are improving, we have also taken decisive actions to improve profits in our other produce operations, including exiting certain farm operations in Chile.

“Most significantly, the long-term shipping agreement we announced today is an important step in the execution of our strategy to return to profitable, sustainable growth. In a nutshell, we could not have asked for a better transaction. We will increase our financial flexibility, simplify our business model, and focus on the marketplace to provide branded, healthy, fresh foods to consumers worldwide, while we let the right experts deliver as good or better results in our shipping operations. We are confident that our agreement with two premier global shipping companies will ensure the continuing reliable, high-quality shipment of Chiquita products at competitive operating costs. At the same time, the transaction will significantly reduce our debt, and the alliance will better position us to adapt our shipping services as we grow our business over time.”

Aguirre concluded, “Overall, while we have faced several obstacles in recent quarters, I am confident that Chiquita is on the right path, and we saw tangible signs of progress in the first quarter. We remain committed to deliver sustainable, profitable growth, and we expect 2007 to be a positive step in reaching those goals.”

FIRST QUARTER 2007 SUMMARY

($ millions)	Q1 2007	Q1 2006
Net Sales	$1,192.4	$1,153.7
Operating Income	$18.0	$39.3
Operating Cash Flow	$(6.1)	$(18.5)
Net Income (Loss)	$(3.4)	$19.5
Total Debt	$1,061.3	$1,024.2
Cash	$79.9	$72.4

•	Net Sales: Quarterly sales rose primarily due to increased banana volume in Europe and North America and favorable foreign exchange rates, partly offset by lower local banana pricing in Europe.

•

Operating Income: Operating income decreased year-over-year due to higher purchased fruit and other industry costs, lower local banana pricing in the European market, higher costs due to a record January freeze in Arizona, which affected lettuce sourcing, and the charge related to a decision to exit certain farm leases in Chile. These were partially offset by favorable year-over-year European exchange rates and the absence of residual costs from Tropical Storm Gamma that affected the year-ago period.

•

Operating cash flow: The year-over-year improvement in operating cash flow was attributable to lower seasonal working capital requirements, driven by a reduction in days sales outstanding in receivables, partly offset by a decline in operating results.

•

Total debt: The increase in total debt was due to $36 million of borrowings on the company’s revolving credit facility in the first quarter 2007, which brought total borrowings under the facility to $80 million at March 31, 2007, compared to $27 million at March 31, 2006. The company repaid $16 million in April and currently expects to repay all outstanding borrowings under its revolving credit facility by the end of the second quarter 2007. The company expects to apply excess cash flow primarily to pay down debt until it reaches its target total debt-to-capital ratio of 40 percent. At March 31, 2007, this ratio was 55 percent and would have been 51 percent proforma for the debt reduction resulting from the ship sale transaction described below.

For detailed segment information, see Exhibit A.

STRATEGIC SHIPPING TRANSACTION

In a separate release issued today, Chiquita announced it has signed definitive agreements to sell its 12 refrigerated cargo vessels for $227 million. The ships will be chartered back from an alliance formed by Eastwind Maritime Inc. and NYKLauritzenCool AB. The parties also entered a long-term strategic agreement in which the alliance will serve as Chiquita’s preferred supplier in ocean shipping to and from Europe and North America.

As part of the transaction, Chiquita will lease back 11 of the vessels for a period of seven years, with options for up to an additional five years, and one vessel for a period of three years, with options for up to an additional two years. The vessels to be sold consist of eight specialized reefer ships and four refrigerated container ships, which collectively transport approximately 70 percent of Chiquita’s banana volume shipped to core markets in Europe and North America. The agreements also provide for the alliance to service the remainder of Chiquita’s core ocean shipping needs for North America and Europe, including through multiyear time charters commencing in 2008 for seven additional reefer vessels.

OUTLOOK

While the company does not provide specific guidance for net sales and net income, the following chart summarizes management’s estimates of the impact of certain items, including the strategic shipping transaction, on the company’s results for 2007. The company also noted that the shipping transaction will result in $4 million of costs for severance and the write-off of defined financing fees in the second quarter 2007.

($ millions)	Q1 2007 Actual	Full-Year 2007 Estimate
Capital Expenditures	$11	$60-70
Depreciation & Amortization	$22	$85
Gross Interest Expense [1]	$23	$82-87
Net Interest Expense [1]	$21	$75-80
Higher Industry Costs [2]	$20	$40-50
Gross Cost Savings	$6	$40
Euro Hedging Costs [3]	$6	$20
Fuel Hedging Costs [4]	$1	$0

[1]	Assumes an average LIBOR rate of 5.2 percent.
[2]

Variance year-over-year for items such as raw products, fuel, ship charters, paper and resins. The company noted that higher industry costs would be heavily weighted to the first four months of the year, primarily related to higher purchased fruit costs.

[3]

Euro hedging costs were $17 million in 2006. The 2007 increase is in part due to a recent re-optimization of the currency hedging portfolio to increase the strike rates to $1.34 per euro on put options expiring between May and December 2007. The 2007 euro hedging cost estimates are based on current market forward rates.

[4]	The company realized a fuel hedging gain of $12 million in 2006. The 2007 fuel hedging cost estimates are based on current market forward rates.

CONFERENCE CALL

A conference call to discuss first quarter 2007 results will begin at 4:30 p.m. EDT today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-888-202-2225 in the United States and +913-312-1268 from international locations. A webcast and audio replay of the call at www.chiquita.com will be available until May 15, 2007. To access the phone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 5533749. A transcript of the call will be posted as soon as possible after May 1 and will be available from the company’s web site for 12 months.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

With annual revenues of approximately $4.5 billion, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company’s products and services are designed to win the hearts and smiles of the world’s consumers by helping them enjoy healthy fresh foods. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 25,000 people operating in more than 70 countries worldwide. For more information, please visit our web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including the continuing impact of the 2006 conversion to a tariff-only banana import regime in the European Union; unusual weather conditions; industry and competitive conditions; financing; product recalls and other events affecting the industry and consumer confidence in the company’s products; the customary risks experienced by global food companies, such as the impact of product and commodity prices, food safety, currency exchange rate fluctuations, government regulations, labor relations, taxes, crop risks, political instability and terrorism; and the outcome of pending claims and governmental investigations involving the company.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Exhibit A:

FIRST QUARTER DETAILED SEGMENT INFORMATION

(All comparisons below are to the first quarter 2006, unless otherwise specified.)

Chiquita has modified its reportable business segments to better align with the company’s current internal management reporting procedures and practices of other consumer food companies. Beginning in 2007, the company reports three business segments:

•	Bananas: This segment includes the sourcing (purchase and production), transportation, marketing and distribution of bananas.

•	Salads and Healthy Snacks: This segment includes value-added salads, fresh vegetable and fruit ingredients used in foodservice, fresh-cut fruit operations, and processed fruit ingredient products.

•	Other Produce: This segment includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas.

In addition, to provide more transparency to the operating results of each segment, the company no longer allocates certain corporate expenses to the reportable segments. These expenses are now included in “Corporate.” Prior-period figures have been reclassified to reflect these changes. See Exhibit F for the revised presentation of segment results for 2006.

Bananas

Net sales for the segment increased 8 percent to $523 million. Segment operating income was $33 million, compared to $37 million in the same quarter in 2006.

Segment operating income was adversely affected by the following factors:

•	$17 million of net industry cost increases for purchased fruit, paper, ship charters and fuel, which was in line with previous company guidance.

•	$10 million from lower European local banana pricing.

•	$5 million of fuel hedging gains in the first quarter 2006 that did not recur.

•	$3 million due to higher European tariff costs.

•	$3 million of other higher costs.

These adverse items were partially offset during the quarter by:

•

$16 million benefit from the absence of residual costs related to Tropical Storm Gamma, which occurred in the fourth quarter 2005 and affected sourcing, logistics and other costs in the 2006 first quarter. (The company noted that it incurred $8 million of such costs in the second quarter 2006, which will not recur in the second quarter 2007.)

•	$13 million benefit from the impact of European currency (outlined in Exhibit E).

•	$3 million from lower incentive compensation accruals.

•	$3 million of cost savings, primarily related to efficiencies in the company’s supply chain and tropical production.

For further details on banana volume and pricing, see Exhibits C and D.

Salads and Healthy Snacks

Net sales decreased 4 percent to $292 million. Operating income was $1 million, compared to $12 million in the same quarter in 2006.

Segment operating results were adversely affected by:

•	$6 million of increased costs due to a record January freeze in Arizona, which affected lettuce sourcing.

•	$6 million from lower prices and volumes on certain foodservice products.

•	$4 million from lower net revenue per case in retail value-added salads.

•	$3 million of higher industry costs, primarily raw product and fuel.

•	$3 million due to higher innovation and marketing costs.

These adverse items were offset in part by:

•	$4 million from lower accruals for incentive compensation.

•	$3 million from the achievement of cost savings.

•	$2 million benefit from the absence of costs related to the shut-down of a fresh-cut fruit facility in 2006.

The company reiterated that it expects reduced sales and decreased margins resulting from consumer concerns about the safety of packaged salad products to negatively affect the Salads and Healthy Snacks segment results through at least the third quarter 2007.

Other Produce

Net sales increased 3 percent to $378 million. The quarterly operating loss was $3 million in 2007, compared to operating income of $6 million in the first quarter 2006.

Segment operating results were adversely affected by:

•	$7 million decline in profitability at Chiquita Chile, including $5 million of charges related to a decision to exit certain unprofitable farm leases in that country.

•	$3 million decline in profitability in our German distribution business related to a reduction in the volume of certain nonbanana products.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited—in millions, except per share amounts)

	Quarter Ended March 31,
	2007	2006
Net sales	$1,192.4	$1,153.7

Operating expenses
Cost of sales	1,051.7	992.7
Selling, general and administrative	102.8	102.6
Depreciation	19.8	18.9
Amortization	2.4	2.4
Equity in losses (earnings) of investees	(2.3)	(2.2)

	1,174.4	1,114.4

Operating income	18.0	39.3

Interest income	2.6	1.8
Interest expense	(23.3)	(20.3)

Income (loss) before taxes	(2.7)	20.8
Income taxes [1]	(0.7)	(1.3)

Net income (loss)	$(3.4)	$19.5

Basic earnings per share	$(0.08)	$0.46
Diluted earnings per share [2]	(0.08)	0.46

Shares used to calculate basic earnings per share	42.4	42.0
Shares used to calculate diluted earnings per share [2]	42.4	42.4

[1]	Income taxes for the first quarters of 2007 and 2006 included benefits of $4 million and $2 million, respectively, from the resolution of tax contingencies.
[2]	Includes the dilutive effect of outstanding warrants and stock options, based on the treasury stock method, and the dilutive effect of restricted stock awards.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FIRST QUARTER

(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended March 31,		Percent Change Favorable (Unfavorable) vs. 2006
	2007	2006
Net sales by segment
Bananas	$522.8	$482.9	8.3%
Salads and Healthy Snacks	291.9	303.7	(3.9)%
Other Produce	377.7	367.1	2.9%

Total net sales	1,192.4	1,153.7	3.4%

Segment operating income
Bananas	$33.4	$37.3	(10.5)%
Salads and Healthy Snacks	0.6	12.0	(95.0)%
Other Produce	(3.4)	5.5	n/a
Corporate	(12.6)	(15.5)	18.7%

Total operating income	18.0	39.3	(54.2)%

Operating margin by segment
Bananas	6.4%	7.7%	(1.3	) pts
Salads and Healthy Snacks	0.2%	4.0%	(3.8	) pts
Other Produce	(0.9)%	1.5%	(2.4	) pts

SG&A as a percent of sales	8.6%	8.9%	0.3	pts

Company banana sales volume (40 lb. boxes)
North America	14.8	13.7	8.0%
European Core Markets [1]	14.5	14.0	3.6%
Asia and the Middle East [2]	4.7	5.1	(7.8)%
Trading Markets	2.2	1.0	120.0%

Total	36.2	33.8	7.1%

Fresh Express retail value-added salad sales volume (12-count cases)	16.2	16.0	1.3%

Euro average exchange rate, spot (dollars per euro)	$1.31	$1.20	9.2%

Euro average exchange rate, hedged (dollars per euro)	$1.27	$1.17	8.5%

[1]	The member countries of the European Union (except new entrants Romania and Bulgaria, which continue to be reported in “Trading” markets), Switzerland, Norway and Iceland.
[2]	The company primarily operates through joint ventures in this region.

Exhibit D:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE

Q1 2007 vs. Q1 2006

(Unaudited)

Region	Pricing	Volume	% of Chiquita’s Total Volume Sold
North America	1%	8%	41%

Core European Markets [1]
U.S. Dollar basis [2]	4%	4%	40%
Local Currency	(4)%

Asia and the Middle East [3]
U.S. Dollar basis	9%	(8)%	13%

Trading Markets
U.S. Dollar basis	(2)%	120%	6%

[1]	The member countries of the European Union (except new entrants Romania and Bulgaria, which continue to be reported in “Trading” markets), Switzerland, Norway and Iceland.
[2]	Prices on a U.S. dollar basis do not include the impact of hedging.
[3]	The company primarily operates through joint ventures in this region.

FRESH EXPRESS RETAIL VALUE-ADDED SALADS

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE

Q1 2007 vs. Q1 2006

(Unaudited)

Region	Net Revenue per Case	Volume
North America	(2)%	1%

Exhibit E:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE—FAVORABLE (UNFAVORABLE)

Q1 2007 vs. Q1 2006

(Unaudited—in millions)

Currency Impact (Euro/Dollar)
Revenue	$22
Local Costs	(7)
Hedging[1]	(2)
Balance sheet translation[2]	—

Net European currency impact	$13

[1]	Hedging costs in the first quarter 2007 were $6 million compared to $4 million in the first quarter 2006.
[2]	Balance sheet translation was zero in both the first quarters of 2007 and 2006.

Exhibit F:

CHIQUITA BRANDS INTERNATIONAL, INC.

SEGMENT OPERATING STATISTICS

RECLASSIFIED – 2006

(Unaudited—in millions)

	Q1 2006	Q2 2006	Q3 2006	Q4 2006	FY 2006
Net sales by segment
Bananas	$482.9	$511.6	$444.5	$494.8	$1,933.8
Salads and Healthy Snacks	303.7	328.1	292.8	269.7	1,194.3
Other Produce	367.1	388.9	294.7	320.3	1,371.0

Total net sales	1,153.7	1,228.6	1,032.0	1,084.8	4,499.1

Segment operating income
Bananas	$37.3	$40.5	$(31.5)[1]	$16.3	$62.6
Salads and Healthy Snacks	12.0	18.5	1.6	(0.4)	31.7
Other Produce	5.5	3.4	(33.0)[1]	(8.3)	(32.4)
Corporate	(15.5)	(17.0)	(15.7)	(41.4)[2]	(89.6)

Total operating income	39.3	45.4	(78.6)	(33.8)	(27.7)

Operating margin by segment
Bananas	7.7%	7.9%	(7.1)%	3.3%	3.2%
Salads and Healthy Snacks	4.0%	5.6%	0.5%	(0.1)%	2.7%
Other Produce	1.5%	0.9%	(11.2)%	(2.6)%	(2.4)%

[1]	The Banana and Other Produce segment results included $14 million and $29 million, respectively, of goodwill impairment charges from the Atlanta AG business.
[2]	Includes $25 million charge for the settlement of the U.S. Department of Justice investigation of the company.

Exhibit G:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE—FIRST QUARTER 2007

(Unaudited—in millions)

	Dec. 31, 2006	Additions		Payments, Other Reductions		Mar. 31, 2007
Parent Company
7 1/2% Senior Notes	$250.0	$—		$—		$250.0
8 7/8% Senior Notes	225.0	—		—		225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	24.3	—		—	(a)	24.3
Term Loan C	369.4	—		(1.0)		368.4
Revolver	44.0	40.0	(a)	(4.0	)(a)	80.0

Shipping	100.6	0.7	(b)	(1.3)		100.0

Other	15.2	0.4		(2.0)		13.6

Total Debt	$1,028.5	$41.1		$(8.3)		$1,061.3

(a)

The company borrowed $40 million for seasonal working capital requirements under its revolving credit facility and repaid $4 million of these revolver borrowings in the first quarter 2007. In addition, the company repaid $16 million in April and expects the full remaining revolver balance to be repaid in the second quarter 2007, in part through ship sale proceeds, which will also be used to repay the entire Term Loan B.

(b)	Represents the exchange impact on euro-denominated debt.